Exhibit 99.1
SWIFT TRANSPORTATION CO., INC. REPORTS
THIRD QUARTER RESULTS
Phoenix, AZ — October 24, 2005 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) today reported its results for the three months and nine months ended September 30, 2005.
Revenues for the third quarter of 2005 increased 11.8% to $812.9 million compared with $727.3 million for the corresponding quarter of 2004. The third quarter of 2005 includes $108.1 million of fuel surcharge revenue versus $47.7 million in 2004. Excluding this fuel surcharge revenue, revenues increased 3.7%. Net earnings were $12.6 million, or 17 cents per share, for the third quarter of 2005, compared to $25.7 million, or 32 cents per share, for the third quarter of 2004. The results for the third quarter of 2005 include the following non cash pre-tax items: a $12.4 million expense to accelerate the vesting period of 7.3 million stock options, a $7.7 million expense to reduce the carrying value of certain trailers and real estate to the estimated fair value less cost to sell and a $1.3 million pre-tax benefit to recognize the decrease in market value of interest rate derivative agreements. The results for the third quarter of 2004 include an $841,000 non cash pre-tax expense to recognize the increase in the market value of interest rate derivative agreements. The Company’s net earnings per share prior to the adjustments noted above would have been 33 cents for each of the third quarters of 2005 and 2004.
For the nine months ended September 30, 2005, the Company’s revenues increased 15.3% to $2.35 billion compared to $2.04 billion in 2004. The first nine months of 2005 includes $263.9 million of fuel surcharge revenue versus $115.1 million in 2004. Excluding this fuel surcharge revenue, revenues increased 8.5%. Net earnings for the nine months ended September 30, 2005 were $61.9 million, or 84 cents per share, compared to $66.7 million, or 81 cents per share, for the same period in 2004. The results for 2005 include the following non cash pre-tax items: a $12.4 million expense to accelerate the vesting period of 7.3 million stock options, a $7.7 million expense to reduce the carrying value of certain trailers and real estate to the estimated fair value less cost to sell, a $4.4 million gain from the sale of real estate and a $2.6 million pre-tax benefit to recognize the decrease in the market value of interest rate derivative agreements. The results for 2004 include the following non cash pre-tax items: a $3.9 million expense for the cost of the Company’s voluntary early retirement program, a $2.4 million gain from the sale of real estate, and a $1.6 million benefit to recognize the decrease in the market value of interest rate derivative agreements. The Company’s net earnings per share prior to the adjustments noted above would have been 95 cents and 81 cents for the first nine months of 2005 and 2004, respectively.
Management believes the presentation of earnings (see the following Reconciliation Table) without the adjustments noted above is useful in comparing the results from period to period due to the infrequent nature of the acceleration of stock options, impairments, early retirement expense and real estate sales and the historical volatility of the interest rate derivative agreements.
Robert W. Cunningham, President and Chief Operating Officer, commented, “Our results in this quarter were impacted by a very soft freight environment in July and most of August. Excluding the adjustments discussed above, our operating ratio would have been 94.2%for the quarter. We saw strengthening in September and to date, October freight has remained robust. With the resolution of the SEC matter and the satisfactory rating from the FMCSA, our organization is focused on improving key metrics to drive operating productivity and efficiency.”
Swift will hold a conference call with a slide presentation to discuss these results at 10:00AM

Eastern time on Tuesday, October 25, 2005. Investors with questions may dial in at 1-800-480-8614. For others, and to view a copy of the slide presentation, the conference call will be broadcast live on the Internet at http://www.earnings.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.
Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.
Forward-looking statement disclosure:
This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Such statements include, but are not limited to, statements concerning the Company’s focus on improving operating productivity and efficiency, as well as other information. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
As to Swift’s business and financial performance generally, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: an adverse determination by the FMCSA with respect to Swift’s safety rating and any resulting loss of customers or potential customers or material increase in insurance costs; excess capacity in the trucking industry; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers; seasonal factors such as harsh weather conditions that increase operating costs; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; the ability of Swift to continue to identify and combine acquisition candidates that will result in successful combinations; an unanticipated increase in the number of claims for which Swift is self insured; the potential impact of current litigation, regulatory issues or other government actions; competition from trucking, rail and intermodal competitors; and a significant reduction in or termination of Swift’s trucking services by a key customer.
A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Report on Form 10-K of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Further, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.
Condensed, consolidated statements of earnings for the three and nine months ended September 30, 2005 and 2004 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three months ended				Nine months ended
	September 30,				September 30,
	2005		2004		2005		2004

Operating revenue	$812,934	100%	$727,318	100%	$2,353,807	100%	$2,040,724	100%
Operating expenses:
Salaries, wages and benefits	265,505	32.7	245,328	33.7	765,172	32.5	715,980	35.1
Operating supplies and expenses	77,300	9.5	70,218	9.7	215,635	9.2	200,488	9.8
Fuel	162,782	20.0	119,751	16.5	444,232	18.9	312,722	15.3
Purchased transportation	152,841	18.8	131,128	18.0	427,355	18.1	359,358	17.6
Rental expense	13,244	1.6	18,808	2.6	45,517	1.9	60,608	3.0
Insurance and claims	32,355	4.0	22,739	3.1	112,369	4.8	69,563	3.4
Depreciation and amortization	56,592	7.0	49,874	6.9	152,859	6.5	133,952	6.6
Communication and utilities	6,890	.8	7,628	1.0	22,570	1.0	22,792	1.1
Operating taxes and licenses	17,338	2.1	16,768	2.3	51,957	2.2	46,027	2.3

Total operating expenses	784,847	96.5	682,242	93.8	2,237,666	95.1	1,921,490	94.2

Operating income	28,087	3.5	45,076	6.2	116,141	4.9	119,234	5.8

Interest expense	6,419	.8	5,980	.9	19,291	.8	13,451	.6
Interest income	(576)		(135)		(1,324)	(.1)	(775)
Other (income) expense	1,534	.2	319		(3,241)	(.1)	2,570	.1

Earnings before income taxes	20,710	2.5	38,912	5.3	101,415	4.3	103,988	5.1
Income taxes	8,078	1.0	13,213	1.8	39,555	1.7	37,301	1.8

Net earnings	$12,632	1.5%	$25,699	3.5%	$61,860	2.6%	$66,687	3.3%

Diluted earnings per share	$.17		$.32		$.84		$.81

Shares used in per share calculations	73,843		80,623		73,838		82,168

Contact: Jerry Moyes, CEO, or Glynis Bryan, CFO of
Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries
Net Earnings Reconciliation Table
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Net earnings	$12,632	$25,699	$61,860	$66,687

Adjustment to market value of interest derivative agreements	(1,340)	841	(2,648)	(1,582)
Acceleration of stock options	12,397		12,397
Impairment of property	7,697		7,697
Real estate sales			(4,351)	(2,400)
Early retirement program expense				3,900

	31,386	26,540	74,955	66,605
Income tax effect	(7,314)	(286)	(5,107)	30

Adjusted net earnings	$24,072	$26,254	$69,848	$66,635

Shares used in per share calculations	73,843	80,623	73,838	82,168

Adjusted earnings per share	$.33	$.33	$.95	$.81

Swift Transportation Co., Inc. and Subsidiaries
Operating Ratio Reconciliation Table
(Dollars in thousands)

Three months
ended
September 30,
2005

Operating revenue	$812,934

Operating expenses	784,847
Less:
Acceleration of vesting of stock options	(12,397)
Impairment of trailers	(6,377)

Adjusted operating expenses	766,073

Adjusted operating ratio	94.2%

Swift Transportation Co., Inc. and Subsidiaries
Operating Statistics
(Excluding Fuel Surcharge)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Total Miles *	489,190	498,831	1,483,949	1,426,492
Loaded Miles *	432,412	435,878	1,302,255	1,242,070
Trucking Revenue *	$683,084	$662,269	$2,036,736	$1,877,048
Revenue per Tractor per day	$620	$590	$605	$571
Revenue per loaded mile	$1.5797	$1.5194	$1.5640	$1.5112
Average Linehaul Tractors	17,224	17,536	17,618	17,136
Deadhead Percentage	11.61%	12.62%	12.24%	12.93%
Period End Linehaul Tractor Count
Company	14,713	15,167	14,713	15,167
Owner Operator	3,673	3,676	3,673	3,676

Total	18,386	18,843	18,386	18,843

*	In Thousands
Swift Transportation Co., Inc. and Subsidiaries
Selected Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2005	2004
Cash	$11,304	$28,245
Total Assets	$2,169,690	$2,030,158
Debt, capital leases and securitization	$608,260	$621,992
Total Liabilities	$1,341,574	$1,291,889
Equity	$828,116	$738,269

Swift Transportation Co., Inc. and Subsidiaries
Selected Cash Flow Statement Data
(in thousands)

	Nine months ended
	September 30,
	2005	2004

Net cash provided by operating activities	$263,612	$272,456

Capital Expenditures (net of disposal proceeds)	$(280,764)	$(242,330)
Other investing activities	2,135	(4,813)

Net cash used in investing activities	$(278,629)	$(247,143)

Purchase of treasury stock	$(0)	$(131,155)
Other financing activities	(1,716)	100,226

Net cash provided by (used in) financing activities	$(1,716)	$(30,929)